Exhibit 10.1

CONSULTING AGREEMENT

BY AND BETWEEN

GENETHERA
(“CLIENT”)

AND

CUMMING MANAGEMENT GROUP, INC.
(“CONSULTANT”)

FOR

PROJECT MANAGEMENT SERVICES

CONSULTING AGREEMENT

This Consulting Agreement “Agreement” is entered into by and between Cumming Management Group, Inc.

(“CMGI”) hereinafter referred to as “Consultant” and GeneThera hereinafter referred to as “Client”.

1.	The Consultant agrees to provide consulting support services as an independent contractor, by rendering an opinion to the Client in accordance with the Client’s direction in support of its BSL-3 Lab Project Project (“Project”) located in TBD City, Colorado.

a.	The Consultant agrees that it will adhere to the following procedures pursuant to this Agreement:

(1)	The Consultant shall report to the Client findings and conclusions reached during research of the various phases of its performance hereunder, and provide, as required, support and assistance as requested by the Client.

(2)	All services performed under this Agreement shall be subject to review by the Client at all times.

(3)	Client shall designate a representative and single point of contact, as Dr. Tony Milici.

b.	The Consultant shall commence performance of this Agreement on April, 2021 and shall continue performance hereunder until such time as determined by agreement of the parties. Both of, or either of, the beginning date and completion date may be changed by mutual agreement of the parties. In the event that services continue beyond a specific completion date, Client shall continue to compensate the Consultant per the terms and conditions of this Agreement.

2.	In support of the Consultant’s services, the Client agrees that it will provide the Consultant with all necessary data, plans, records, and information gathered to perform this service at no cost to the Consultant. Client will make available specific representatives of its organization, or other consultants to assist the Consultant on an as-needed basis.

3.	In consideration of the services provided by the Consultant, the Client shall pay the Consultant in accordance with the following provisions:

a.	The Client shall pay the Consultant for services performed hereunder in accordance with the Fee Schedule, which is attached to this Agreement as “Exhibit A” and as outlined herein. In consideration for the services to be performed, Client agrees to pay Consultant based on hourly fee structure:

i.	☒ Hourly Not to Exceed USD $45,952

b.	Reimbursable Expense: If the services to be performed by the Consultant require additional expenses, the Client will reimburse solely those expenses as established in writing that are actual, reasonable, documented, approved in writing by Client. Consultant shall keep written records or accounts of expenses that are submitted for reimbursement to Client.

c.	Scope of services is as outlined in “Exhibit B”, if appropriate.

4.	In order for the Consultant to begin services pursuant to this Agreement, the Client shall provide a $_N/A__ retainer. The retainer shall be credited to the last invoice or returned to the Client after all outstanding invoices are paid and all work is completed by the Consultant.

5.	The following payment provisions shall apply:

a.	In consideration for the above, Consultant shall be paid for work performed within 30 days of Client’s receipt of invoice. Consultant shall invoice for services on a monthly basis.

b.	The Consultant shall not be required to perform any work for the Client or provide documentation and information to the Client, when the Client is in default under this Agreement, including but not limited to when amounts due and payable per the terms of this Agreement are unpaid.

c.	Client shall pay Consultant electronic payments to Consultant’s bank account.

Fifth Third Bank, Cincinnati Ohio USA

ABA Routing Number: 042000314

Account Number: 7027049696

Account Name: Cumming Management Group, Inc.

Federal Tax Number: 20-8782096

6.	It is understood and agreed that all information and/or data which is generated by the Consultant, and/or which is obtained by the Consultant as a result of this Agreement with the Client, shall be considered confidential. Unless specified otherwise by the Client’s authorized representative, the Consultant shall not disclose, any such information and/or data to any other person, firm or organization, other than those that are necessary to perform the tasks associated with this Project. Consultant is authorized to retain a copy of such Client’s project documents for its confidential files.

7.	In the event that the Client shall make a determination, in the exercise of its business judgment, to change, alter, amend or modify any material or documents prepared by the Consultant pursuant to this Agreement, the Consultant shall not be responsible or liable for the consequences of such action.

8.	The Consultant’s role is to assist the Client, as an independent contractor, in the performance of certain Client’s duties. Consultant does not provide appraising, legal or professional design or engineering services. As a Consultant, there is no influence over or guarantee of cost, quality, or timely completion of the Project.

9.	The Consultant has no authority to assume or create any commitment or obligation on behalf of Client or to bind Client in any respect whatsoever and shall not represent that it has such authority or present itself as having such authority.

10.	In the event that any dispute shall arise with regard to any provision or provisions of this Agreement, the Agreement shall be subject to, and shall be interpreted in accordance with the laws of the State of Colorado.

11.	In the event that the Consultant is required to provide consulting services beyond the term of this Agreement, or support the project team, or provide support as a matter of resolution of the completion and/or close out of services, or provide added services including support for legal action, the Consultant will be compensated by the Client based on the applicable billing rates, plus reimbursable expenses.

12.	This Agreement may be terminated at any time by either party upon 30 days written notification or otherwise by mutual consent of the parties. Client will compensate Consultant for reasonable costs per “Exhibit A”, for demobilization of services, in the event that the Consultants services are terminated without proper and timely notice. In the event that any party to this Agreement shall be deemed to be in default according to the terms and conditions of the Agreement, such party shall have an opportunity to cure said default; in the event that any such default is not cured within five days of the date of the act, event or occurrence of the default, then this Agreement shall be terminated and the parties may pursue their respective remedies pursuant to this Agreement.

13.	The Client, by executing this Agreement accepts that the Client shall not hire staff or individual employee from the Consultant. In the event that the Client does hire a staff or individual(s) employee within and up to 12 months of the Consultant providing services to the Client, the Client shall compensate the Consultant at a rate of 75% of the staff individual’s annual base salary. This compensation is due and payable within 30 days of the staff individual’s first day of work with the Client. This compensation shall apply to any and all of the Client’s business ventures.

14.	Consultant shall maintain the following insurance.

a.	Insurance.

i.	Workers’ Compensation insurance for statutory benefits limits of the applicable Labor Code(s) and Workers’ Compensation law(s) with minimum limits of $1,000,000 each accident for Bodily Injury by accident, $1,000,000 each employee for Bodily Injury by disease.

ii.	Commercial General Liability insurance, alone or in combination with Umbrella Liability Insurance, with limits totaling not less than $2,000,000.

iii.	Professional Liability, with limits of not less than $2,000,000 in aggregate.

iv.	Automobile Liability insurance with a minimum limit of $1,000,000 combined single limit per accident for bodily injury and property damage.

v.	All insurance shall be placed with insurance companies licensed to do business in the state of California and with an A.M. Best rating of A-7 or better. Upon request of Client, Consultant shall provide Client with a certificate of insurance evidencing the coverage described in this Article.

15.	Client shall require Architect, General Contractor and all Subcontractors to name the Client and Consultant as additional insured under their respective General Liability policies, including Products and Completed Operations coverage provided for the Project at a minimum, consistent for the duration of the applicable Statute of Repose. Client shall require that the additional insured endorsement provide that any person or organization that Contractor, Subcontractor, Architect is required to add as an Additional Insured under the Contract or Agreement shall be included as an Additional Insured (CG 20 38 04 13 or its equivalent).

16.	Consultant limits liability for any claims or judgments up to a maximum amount of 100% of the proposed fee for Consultant’s services.

17.	The Client and Consultant agree to mutually indemnify, defend, and hold harmless each other and its principals, directors, agents, and employees from and against any and all demands, claims, and damages to persons or property, losses and liabilities, including reasonable attorney’s fees, other than those arising out of or caused by either party’s willful misconduct, limited to the Scope of Services provided, and subject to the limits of liability provided for in section 16 herein.

18.	In the event of a claim, litigation or other demand involving the Client which includes the Consultant as a party to any action, the Client agrees to defend and hold Consultant harmless against any such actions.

19.	Each party hereto represents and warrants that the person executing this Agreement on behalf of such party is authorized to sign this Agreement on behalf of such party.

20.	Consultant has no control over legal counsel, municipalities, utilities, lenders etc., the time required to obtain Project approvals is difficult to anticipate and therefore this time will be tracked and invoiced based on actual time required.

21.	This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior proposals, arrangements and/or understandings between the parties hereto with regard to the Project. No statements or representations by either party, which are contrary to, or in addition to, the terms and conditions of this Agreement shall be of any force or effort. This Agreement may not be altered, changed, amended, or modified except by mutual agreement of the parties thereto in writing.

In witness whereof the parties acknowledge and execute this Agreement on this   9th   day of   APRIL, 2021.

CONSULTANT:		CLIENT:
Cumming Management Group, Inc.		Enter Client Name

By:		By:
Title:	Vice President	Title:	CHAIRMAN & CEO
Date:	04/09/2021	Date:	APRIL 9th 2021

“EXHIBIT A”
To Consulting Agreement Between
CUMMING MANAGEMENT GROUP, INC. AND GENETHERA
BSL-3 LAB PROJECT

1.	FEE SCHEDULE:

a.	The billing rates for Services provided for the Project by Consultant are as follows:

Project Management

DISCIPLINE	HOURLY RATE
Vice President	$230.00
Managing Director / Project Director / Senior Director	$195.00
Senior Scheduler	$200.00
Senior Project Manager	$178.00
Project Manager	$150.00
Scheduler	$178.00
Assistant Project Manager	$125.00
Sr. Project Coordinator / Auditor	$115.00
Project Coordinator	$105.00
Administrator	$65.00

Cost Management

DISCIPLINE	HOURLY RATE
Vice President	$230.00
Managing Director / Director / Regional Director	$188.00
Associate Director	$180.00
Senior Cost Manager	$178.00
Cost Manager	$165.00
Assistant Cost Manager / Estimating Technician / Intern	$118.00

Contracts and Risk Management/Dispute Avoidance

DISCIPLINE	HOURLY RATE
Vice President	$285.00
Associate Director	$188.00
Contracts Manager	$178.00
Consultant	$135.00
Coordinator / Document Control	$85.00

b.	Billing rates will be applied to time spent working directly on the Project and will include travel time to and from meetings and/or Project jobsite.

c.	Consultant retains the right to reasonably increase these billing rates and expenses annually at the beginning of each year. Client agrees to not withhold its approval of such reasonable increases.

Consultant Initial: _____________ Client Initial: ______________

88 Inverness Circle East, Building G, Suite 101, Englewood, Colorado 80112 Telephone: 303.771.0396

2.	SCOPE OF SERVICES:

The Scope of Services will be outlined in Exhibit B, Scope of Services.

3.	REIMBURSABLE EXPENSES:

a.	Subconsultants and Reimbursable Expenses provided through the Consultant shall be actual costs plus a mark-up of five percent (5%).

b.	Included in Consultant’s fee structure are standard overhead costs and supplies. Client will compensate Consultant for reimbursable expenses required beyond standard overhead costs and supply expenses, which are considered standard for these consulting services. The following are considered examples of expenses beyond our standard scope:

1.	Out-of-region travel, beyond a 50 mile radius of Consultant’s office.

2.	Excessive copies of lengthy reports, memos, drawings, and/or correspondence.

3.	Excessive office supplies, postage or long distance charges.

4.	Project specific requirements not typically included in Consultant’s regular tools for services. Such items may include, but are not limited to, software, hardware, and equipment not currently being used by Consultant, or manuals, books or standards required by specific municipalities or outside agencies involved with a specific project.

5.	Any direct and specific expenses required to provide services.

4.	TAXES:

Consultant is responsible to pay all applicable taxes as related to this Agreement. Payment of each invoice is considered full payment for services rendered and Client is not liable for any taxes, dues, etc. beyond the amount invoiced.

Consultant Initial: ___________	Client Initial: ___________

Date: ___________	Date: ___________

-End of “Exhibit A”-

88 Inverness Circle East, Building G, Suite 101, Englewood, Colorado 80112 Telephone: 303.771.0396

GeneThera - BSL-3 Lab Project TBD, CO CUMMING MANAGEMENT GROUP, INC. Exhibit B - DRAFT Scope of Services 3/26/2021 CONFIDENTIAL

Phase 1: Preconstruction Services - Team Selection, Program, Design and Permitting.

Assumes Phase 1 estimated duration of:          3          months

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
A -Predevelopment
37	Master Planning Coordination	TBD	Coordinate Master Planning efforts in collaboration with the Client.		ls		0
38	Confirm Program/Review Site Documents	TBD	Work with the Client and appropriate user groups to review current program and adjust as appropriate. Review all available site documentation.		ls		0
39	Master Budget Creation, Confirmation and Approval	Significant Involvement	Work with the Client and project team to develop the initial Overall Project Budget which includes all project soft and hard costs.	1	ls	24	24
40	Initial CPM Project Schedule	Significant Involvement	Work with Client and project team to develop the Overall Project Schedule which represents all Client activities, along with entitlement and permitting, team selection, utilities, design services, construction, move-in and occupancy.	1	ls	16	16
41	Initial Project Cash Flow Development	Significant Involvement	Prepare Initial Project Cash Flow showing monthly projections for use with financing.	1	ls	8	8
42	Financing Strategy	TBD	Work closely with the Client’s team in development of financing strategy.		ls		0
43	Sustainability	TBD	Determine the requirements and support the implementation of a sustainability program.		ls		0
44	Financing Support	TBD	Assist Client with documentation for financing including presentations and compilation of documentation, if appropriate.		ls		0
45	Authorities Having Jurisdiction (AHJs)	TBD	Identify all Authorities Having Jurisdiction (AHJs) within the project boundaries and then develop a managed approach to each entity.		ls		0
46	Utilities	TBD	Identify all utilities within the project boundaries and then develop a managed approach to each entity.		ls		0
47	Coordinate with Entitlement Legal	TBD	Determine needs required for districting, zoning and entitlement, as appropriate.	1	ls		0
48	Manage the Entitlement Process	TBD	Work with Municipalities, Utilities and consultants on behalf of the Client to provide the best solutions for efficient and reasonable approvals. Manage and track process. We have assumed a total of TBD hours for this activity. As this effort is difficult to determine, this work shall be tracked separately and billed at actual time spent. (3)		ls		0
B -Design Consultant Selection / Negotiations
49	Finalize Design Process and Delivery Approach	Significant Involvement	Work with the Client to finalize the design approach and coordinate efforts throughout the RFQ process. Assumes (3) coordination meetings.	1	ls	8	8

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
50	Engineering Services (design or peer review)	TBD	Develop strategy and contract approach for sub-consultants.		ls		0
51	Client Coordination	Significant Involvement	Participate in coordination meetings and follow-up coordination to assure that the selection process meets the Clients goals and expectations at every phase.	10	ea	2	20
52	Design RFQ Draft	Significant Involvement	Develop / review the RFQ for Designer selection, meet with Client and provide suggestions/recommendations. Solicit designer interest, create long list of designers, implement RFQ.	1	ls	8	8
53	Manage the RFQ process	Significant Involvement	To avoid continuous calls, receive all questions and compile them into comprehensive list. Draft responses and/or coordinate with the Client for response. Distribute to all firms.	1	ls	8	8
54	Design RFQ Evaluation	Significant Involvement	Read and evaluate all RFQ responses. Work with Client to develop approach to evaluation including scoresheet if appropriate. Prepare comparative matrices with data. Coordinate with Client during shortlist process. (Assuming 6 responses for evaluation).	1	ls	12	12
55	Designer Selection RFP Process (Assumes GMP Delivery Method) - Drafting RFP & Attachments	Significant Involvement	Draft/review RFP for Designer selections; Meet with Client representatives and provide suggestions/recommendations. Refine and finalize RFP including creation of exhibits. Implement RFP.	1	ls	8	8
56	Designer Selection RFP Process (Assumes GMP Delivery Method) - Drafting Agreement	Significant Involvement	Modify the Design Agreement or develop a contract format that is complementary with the GMP Delivery Method and project RFP. Review with Legal.	1	ls	8	8
57	Manage RFP process	Significant Involvement	Coordinate site visit. To avoid continuous calls, receive all questions and compile them into comprehensive list. Draft responses and/or coordinate with the Client for response. Distribute to all firms.	1	ls	12	12
58	Design RFP Evaluation	Significant Involvement	Read and evaluate all RFP responses. Work with Client to develop approach to evaluation including scoresheet if appropriate. Prepare comparative matrices with data.	1	ls	12	12
59	Design Consultant Worksessions (Interviews)	Significant Involvement	Participate as a non-voting member of the selection committee, to maximize effectiveness in contract negotiations.	1	ls	12	12
60	Contract Negotiations	Significant Involvement	Participate in negotiations of contract terms and prepare Final Agreement for execution. We have assumed a total of 10 hours for this activity. As this effort is difficult to determine, this work shall be tracked separately and billed at actual time spent. (2)	1	ls	10	10
C - Contractor Selection / Negotiations
61	Insurance & Bonding (Subguard)	TBD	Meet with Client’s insurance representatives and discuss coverages. If OCIP, assume additional involvement.		ls		0
62	Finalize Construction Delivery Approach	TBD	Work with Client to finalize the construction approach. [CM/GC, D-B, Integrated Project Delivery, Lump Sum or other]. Coordinate efforts throughout the RFQ process. Assumes (TBD) coordination meetings.		ls		0
63	Client Coordination	TBD	Participate in coordination meetings and follow-up coordination to assure that the selection process meets the Clients goals and expectations at every phase.		ea		0

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
64	Contractor Selection (Assumes GMP Delivery Method) - RFQ Process	TBD	Develop / review the RFQ for contractor selection. Meet with Client and provide suggestions/recommendations. Solicit Contractor interest, create long list of Contractors, implement RFQ.		ls		0
65	Manage the RFQ process	TBD	To avoid continuous calls, receive all questions and compile them into comprehensive list. Draft responses and/or coordinate with the Client for response. Distribute to all firms.		ls		0
66	Contractor RFQ Evaluation	TBD	Read and evaluate all RFQ responses. Work with Client to develop approach to evaluation including scoresheet if appropriate. Prepare comparative matrices with data. Coordinate with Client during shortlist process. (Assuming TBD responses for evaluation).		ls		0
67	Contractor Selection RFP Process (Assumes GMP Delivery Method) - Drafting RFP & Attachments	TBD	Draft/review RFP for Contractor selection; Meet with Client representatives and provide suggestions/recommendations. Refine and finalize RFP including creation of exhibits. Implement RFP.		ls		0
68	Contractor Selection RFP Process (Assumes GMP Delivery Method) - Drafting Agreement	TBD	Modify the Contractor Agreement or develop a contract format that is complementary with the GMP Delivery Method and project RFP. Review with Legal.		ls		0
69	Manage RFP process	TBD	Coordinate site visit. To avoid continuous calls, receive all questions and compile them into comprehensive list. Draft responses and/or coordinate with the Client/Design Team for response. Distribute to all firms.		ls		0
70	Contractor RFP Evaluation	TBD	Read and evaluate all RFP responses. Work with Client to develop approach to evaluation including scoresheet if appropriate. Prepare comparative matrices for all proposal exhibits in an easy to evaluate report. (Assuming TBD proposals for evaluation).		ls		0
71	Contractor Worksessions (Interviews)	TBD	Participate as a non-voting member of the selection committee, to maximize effectiveness in contract negotiations, interviews and follow-up coordination.		ls		0
72	Contract Negotiations	TBD	Participate in negotiations of contract terms and prepare Final Agreement for execution. We have assumed a total of TBD hours for this activity. As this effort is difficult to determine, this work shall be tracked separately and billed at actual time spent. (2)		ls		0
73	Key Subcontractor Selection	TBD	Participate with the Selected GC in the competitive selection process of key subcontractors.		ls		0
D - Preconstruction Meetings & Coordination
74	Kick Off Meeting Prep - Programming	Significant Involvement	Work in collaboration with Client and selected Designer to establish procedures moving forward.	1	ls	8	8
75	Pre-Programming Planning	Significant Involvement	Work with Client to establish Programming parameters and outline methodology and plan for moving forward.	1	ls	8	8
76	User Group Coordination/Attendance	Significant Involvement	Participate in coordination sessions with Client and internal user group teams (Assumes 2 user groups over 2 week duration).	1	ls	4	4
77	Programming Correspondence, Communication and Follow-up	Significant Involvement	Communication with Client throughout the programming phase.	1	ls	16	16
78	Designer Coordination - Programming	Significant Involvement	Work with the Designer for various upgrades and evolutions of the Program to be certain they comply with direction from Client’s leadership.	1	ls	8	8
79	Review of the Draft Program Concepts	Significant Involvement	Joint review of the draft Program concepts by Client, Designer and Project One. Work with Client to review, answer questions, and provide feedback.	1	ls	8	8
80	Review of Final Program Concept	Significant Involvement	Joint review of the final Program by Client, Designer and Project One. Ensure all comments, questions and feedback have been addressed.	1	ls	12	12

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
81	Program Acceptance	Significant Involvement	Program receipt and final acceptance by Client ensuring that all open items are addressed and completed.	1	ls	8	8
82	Design Document Reviews	TBD	Review the design documents at each design phase including: Programming/Concept Design, Schematic Design, Design Development and Construction Documents for compliance and clarity of the Client’s goals and expectations. Coordinate page-flip reviews with Client as necessary.		ea		0
83	Budget and Schedule Updates	TBD	Review the various updates of budgets and schedules at each design phase.		ea		0
84	Pre-construction Coordination	TBD	Participate in regular coordination meetings, tracking documentation, follow-up and overall interface for the development of the details for the project.		wks		0
85	Client Internal Meetings with Key Decision-makers and Committees	TBD	Prepare for and attend meetings with the Client and key personnel to discuss key project decisions and direction. Document results of such meetings.		ea		0
86	VE, scope revisions, subcontractor selection, release authorizations etc.	TBD	Work with the project team to evaluate the program, details and constructability to assure the most cost effective and timely approaches to planning, design and construction. Update/confirm the overall project budget at these key milestone points.		ls		0
87	Finalization of the Final Guaranteed Maximum Price	TBD	Work with the Client and Contractor to finalize the Final Guaranteed Maximum Price, including review of cost summary and bids, review and finalization of clarifications, appropriate supporting documentation and drafting/finalizing the amendment to the Contract.		ls		0
88	Staff Training, if appropriate	TBD	Work collaboratively with staff, providing training with numerous concepts and management training tools.		ls		0
E - Other Vendor Procurement
89	Phone /Fiber	TBD	Coordinate with Client and vendors to determine project needs and finalize service agreements. Coordination as required between vendors and design team to make sure any infrastructure requirements related to construction are incorporated into the design.		ls		0
90	Cable TV / Satellite	TBD	Coordinate with Client and vendors to determine project needs and finalize service agreements. Coordination as required between vendors and design team to make sure any infrastructure requirements related to construction are incorporated into the design.		ls		0
91	Low Voltage (Cabling)	TBD	Work with Client to develop an approach to low voltage cabling vendor selection and implement approach through contract execution.		hr		0
92	Network/Technology	TBD	Coordinate with Client and vendors on needs related to network/technology, including identifying procurement process. Coordination as required between Client, vendors and design team to make sure any infrastructure requirements related to construction are incorporated in the design.		ls		0
93	Power and Gas	TBD	Coordinate project requirements with Power and Gas Company to coordinate services to the project. Coordination with Client, engineers and utility company through execution of a final service agreement.		ls		0
94	Commissioning	TBD	Work with Client and project team to develop an approach to commissioning. Issue RFPs, vendor selection and contract negotiation. Coordination of commissioning peer review of drawings.		ls		0

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
95	Hardware, Security & Electronics	TBD	Work with Client to identify security and access control requirements and to develop approach to vendor selection. Coordination as required between vendors and design team to make sure any infrastructure requirements related to construction are incorporated into the design. Implement vendor selection process.		ls		0
96	Audio Visual	TBD	Work with Client to identify A/V and Public Address requirements and to develop approach to integrator selection. Coordination as required between vendors and design team to make sure any infrastructure requirements related to construction are incorporated into the design. Implement vendor selection process.		ls		0
97	Typical Fixtures, Furnishings & Equipment	TBD	Assist Client and designers in developing the approach to procurement of Furniture, Fixtures and Equipment.		ls		0
98	Soils Investigation and Testing & Inspection	TBD	Issue RFP’s, vendor selection and contract negotiation.		ls		0
99	Accreditation / Certification	TBD	Assist Client and designer with establishing criteria and process.		ls		0
100	Move Coordination	TBD	Lead the move coordination effort as required by Client. Issue RFP, vendor selection and contract negotiation. (This can be provided as additional services if requested).		ls		0
101	Signage & Graphics Coordination	TBD	Assist Client and designers in developing the approach to signage and branding/graphics as required. Issue RFP’s, vendor selection and final negotiation.		ls		0
102	Artwork Coordination	TBD	Assist Client and designers in developing the approach to artwork as required. Issue RFP’s, vendor selection and final negotiation.		ls		0
103	Food Service	TBD	Assist the Client in the coordination of the Food Service design. Assumes design is managed as a subconsultant under Designer contract and procurement is managed as a subcontractor under Contractor.		ls		0

Phase 1 Services - Pre-construction Subtotal (hours)							238
Phase 1 Services - Pre-construction Subtotal ($)							$ 45,952
Phase 1 Services - Pre-construction Monthly Average Cost ($/month)							$ 15,317
Based on estimated duration in months of:							3

Phase 2: Construction Services Including Project Closeout

Assumes Phase 2 estimated duration of:                         months

Item	Activities	Project One Participation	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
F - Cost / Schedule / Quality Control
108	Cost Control Management	TBD	Establish Cost Control Procedures to be used by Team for the Project. Identify Accounting Process.	0	ls		0
109	Schedule Control Management	TBD	Establish Schedule Control Procedures to be used by Team for the Project.	0	ls		0
110	Quality Control Management	TBD	Establish Quality Control Procedures to be used by Team for the Project.	0	ls		0
111	Project Audits	TBD	Provide pre-audits, mid-project audits and post-project audits.	0	ls		0
G - Construction Phase

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.

Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
112	Construction Supervision / Quality Assurance -Quality Control	TBD	Project oversight. Work closely with the contractor and designers and participate in regular project meetings / review construction status on-site.		wks		0
117	Client Internal Meetings with Key Decision-makers	TBD	Prepare for and attend meetings with the Client and key personnel to discuss key project decisions and direction. Document results of such meetings (Open Issues Log).		ea		0
118	Owner / Architect-Engineer / Contractor Coordination Meetings	TBD	Participate in regular O/A/C meetings, coordination, tracking documentation, and overall coordination of the details for the project.		wks		0
119	Change Orders	TBD	Review, negotiate, track and manage Change Requests and Owner Change Orders.		mon		0
120	Financial Tracking	TBD	Monthly Financial Tracking via the Budget Tracking Log and Contract Tracking Logs. Manage Client’s Contingency on a monthly basis.		mon		0
121	Schedule Tracking	TBD	Monthly Schedule Tracking.		mon		0
122	Monthly Draws	TBD	Review GC Pencil copy and other Client invoices. Suggest revisions and review final monthly pay requests.		mon		0
123	Monthly Progress Report	TBD	Provide a monthly progress report for the Client.		mon		0
124	Contractor Lien Tracking	TBD	Track Contractors monthly lien waivers.		mon		0
125	Follow-up Correspondence	TBD	Read and follow-up on correspondence, documentation, questions, and issues throughout the project.		mon		0
126	Authorities Having Jurisdiction (AHJ) Coordination	TBD	Meet with appropriate agencies/AHJs to determine project needs and interface throughout. We have assumed a total of TBD hours for this activity. As this effort is difficult to determine, this work shall be tracked separately and billed at actual time spent. (3)		ls		0
127	Client/Lender Reporting	TBD	Support preparation of Corporate or Lender required documentation.		mon		0
128	Final Turnover and Close-Out	TBD	Final Close-out of Project Documentation. Includes participation in punchlist walkthrough for purposes of coordination.		ls		0
H - Other Vendors Construction
129	Phone / Fiber	TBD	Work with phone company representatives and Contractor to coordinate service to site.		ls		0
130	Cable TV / Satellite	TBD	Work with cable company representatives and Contractor to coordinate services to the site.		ls		0
131	Low Voltage (Cabling)	TBD	Coordinate with Client, vendors and Contractor on installation of low voltage cabling.		ls		0
132	Power and Gas	TBD	Coordinate with Client, Contractor and Power/Gas entities to install services to site.		ls		0
133	Commissioning	TBD	Coordinate with Client, Contractor and vendor for commissioning process during and after construction.		ls		0
134	Security & Electronics	TBD	Coordinate with Client, Contractor and vendors for installation of security and access control systems onsite.		ls		0
135	Network/Technology	TBD	Assist Client in coordination of installation of network and technology equipment and systems onsite.		ls		0
136	Audio Visual	TBD	Coordinate with Client, Contractor and integrators for installation of A/V and Public Address systems including equipment and infrastructure onsite.		ls		0

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Item	Activities	Participation Level	Responsibilities	Unit	Unit of measure	Quantity (Hours)	Total Hours
137	Typical Fixtures, Furnishings & Equipment	TBD	Assist Client and vendors with coordination of tracking, delivery and installation of FF&E, including coordination with Contractor.		ls		0
138	Testing & Inspection	TBD	Coordinate with design team and Contractor on results of Testing & Inspection reports.		ls		0
139	Accreditation / Certification	TBD	Assist Client, designers, vendors with accreditation, as required.		ls		0
140	Move Management	TBD	Work with the Client’s Staff to develop the Move Management plan. Coordinate with move vendor. Assumes Client will manage process on day of the move. (This can be provided as additional services if requested).		ls		0
141	Signage & Graphics Coordination	TBD	Coordinate with Client, Contractor and vendors for installation of signage and graphics onsite.		ls		0
142	Artwork Coordination	TBD	Coordinate with Client, Contractor and vendors for installation of artwork onsite.		ls		0
143	Food Service	TBD	Assist the Client in the coordination of the Food Service installation and commissioning. Assumes design is managed as a subconsultant under Designer contract and procurement is managed as a subcontractor under Contractor.		ls		0
I - Other Scope
	To Be Determined	TBD	As Required by Client and Cumming.		ls		0
Phase 2 Services -Construction & Closeout Subtotal (hours)							0
Phase 2 Services -Construction & Closeout Subtotal ($)							$ -
Phase 2 Services -Construction & Closeout Monthly Average Cost ($/month)							#DIV/0!
Based on estimated duration in months of:							0

TOTAL HOURS INCLUDING PHASE 1 & 2 SERVICES	238
TOTAL PROPOSED FEE INCLUDING PHASE 1 & 2 SERVICES	$ 45,952
TOTAL MONTHLY AVERAGE FEE BASED ON PHASES 1 & 2	Assumes	3	Months	$ 15,317

Proposal Notes:

1	Proposal assumes that services shall begin in April 2021.

2	Contract negotiations, if required, are estimated at reasonable number of hours. As this effort is difficult to determine, this work shall be tracked separately and billed at actual time spent outside of this proposal.

3	As outside utilities and municipalities/AHJs are outside the control of the Client’s Representative and Client, these costs are difficult to determine. This work is noted at reasonable time for such tasks, however, will be tracked separately and billed at actual time spent outside of this proposal.

4	Hours allocated within each task and within each Phase are not guaranteed by line item, and represent an estimate at the time of execution of the Agreement by the parties. Please see Standard Consulting Agreement for assumed cost of services.

Consultant Initial: ________ Client Initial: _________

Please treat this proprietary information as confidential and privileged material which is intended for the sole use of the recipient. Any other use or distribution is strictly prohibited.